M. Lee Pearce, M.D.
1360 South Ocean Boulevard
PH 5
Pompano Beach, FL 33062
Direct: (954) 941-5570

August 22, 2000

      Dear Tenet Shareholder:

      The Tenet Shareholder Committee, L.L.C. (the “Committee”) nominated an opposition slate of candidates for election to the Board of Directors of Tenet Healthcare Corporation (the “Company”). Our reasons for doing so are described in the enclosures (Preliminary Proxy Statement, “Time For A Change,” the “Tenet Healthcare Corporation Fact Book,” and our letters to the Tenet Board).

      In short, the Committee believes that significant changes in the Board of Directors of Tenet are necessary to revitalize the Company and improve and maximize shareholder value. Our materials show:

•	The Company’s poor financial performance over the past five years.

•	Tenet had the lowest return on assets in fiscal 1999 and is on track to repeat this feat in fiscal 2000 with its 2.2 percent return.

•	EBITDA margin declined steadily since peaking in fiscal 1996. The margin reached a new low of 17.0 percent in fiscal 2000.

•	Tenet has the highest debt-to-equity ratio of any of its competitors even after selling or closing 20 hospitals in fiscal 2000.

•	Tenet was below average on 20 of 21 financial measures when compared to its competitors and scored the worst performance on 11 of the measures, based on the latest comparable annual data.

•	The Company’s exorbitant executive compensation and bloated management structure.

•	CEO Barbakow received $22.5 million in compensation in fiscal 1999, according to the Los Angeles Times. Over the past seven years, Barbakow was paid over $74 million, taking into account cash compensation and the value of stock options based on a share price of $30.

•	The Company’s poor corporate governance practices.

•	Tenet twice disregarded strong majority shareholder votes to eliminate the staggered system of electing directors.

The Committee’s candidates are committed to addressing these issues and are all well qualified to do so:

•	M. Lee Pearce, M.D. has extensive experience in the operation of hospitals and has been a director of publicly held hospital companies, including American Medical International (“AMI”) and OrNda Health Corporation, both of which Tenet acquired.

•	Michael E. Gallagher provides advisory services to health care businesses, has been a director of a publicly held health care business, and held several positions with AMI, including Group Vice President — Director of Corporate Development, Financial Planning and Controls.

•	Ambassador Joseph M. Rodgers managed a successful business specializing in hospital construction before serving as the United States Ambassador to France. He is currently chairman of an investment firm and has considerable experience as a director of public companies.

•	Claire S. Farley has a successful operating record in the petroleum industry and now heads a company offering medical diagnosis software and chronic condition management tools over the internet.

      The enclosed materials do not include a formal request for your proxy. On or about August 28, 2000, the Committee will send its Definitive Proxy Statement to all shareholders, and you may cast your vote for the Committee’s candidates at that time by executing the gold proxy card included in that package.

      Until then, please review the enclosed materials and consider whether Tenet’s management, as represented by its candidates for director, has met your expectations as an investor. We think the answer should be “no,” and hope to have your support for the Committee’s candidates at the Annual Meeting of Shareholders in October.

      The Committee’s candidates are not seeking to acquire control of the Board. Under the Company’s By-Laws, the Board is divided into three classes of directors, with only one class elected each year on a rotating basis. No class is large enough to constitute a majority.

Sincerely, /S/ M. LEE PEARCE M. Lee Pearce, M.D., and the Tenet Shareholder Committee, L.L.C.

Enclosures